CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS FIRST QUARTER 2018 RESULTS
AND DECLARES QUARTERLY DIVIDEND OF $0.06 PER SHARE

Cranbury NJ - April 20, 2018 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $2.9 million and diluted earnings per share of $0.34 for the first quarter of 2018 compared to $1.9 million and diluted earnings per share of $0.23 for the first quarter of 2017.

The Board of Directors declared a quarterly cash dividend of $0.06 per share that will be paid on May 23, 2018 to shareholders of record on May 11, 2018.

FIRST QUARTER 2018 HIGHLIGHTS

•	Return on average assets was 1.09% and return on average equity was 10.09%.

•	Book value per share and tangible book value per share were $13.96 and $12.43, respectively, at March 31, 2018.

•	Net interest income was $9.7 million and the net interest margin was 3.95% on a tax equivalent basis.

•	The Bank recorded a provision for loan losses of $225,000 and net recoveries were $59,000.

•	Non-interest expense was $7.6 million and included $164,000 of merger expenses related to the merger of New Jersey Community Bank (“NJCB”) with and into the Bank.

•	The effective tax rate was 22.8% and reflected the reduction in the maximum federal corporate tax rate to 21% effective January 1, 2018.

•
Commercial business, commercial real estate and construction loans totaled $552 million at March 31, 2018 and increased $84 million compared to the total of such loans at March 31, 2017 and increased $13 million compared to the total of such loans at December 31, 2017.

•	Non-performing assets were $7.7 million, or 0.73% of total assets. There was no other real estate owned (“OREO”) at March 31, 2018.

Robert F. Mangano, President and Chief Executive Officer, stated, “Our first quarter of 2018 financial results reflected several important operating fundamentals. The growth of our loan portfolio over the last twelve months drove the $1.5 million increase in our net interest income and effective expense control contributed to the $893,000 increase in pre-tax income compared to the first quarter of 2017.” Mr. Mangano added, “We completed the merger of NJCB with and into the Bank on April 11th and we are focused on the full integration of its operations during the second quarter. The merger expands our presence in Monmouth County and we believe that it will contribute to enhancing shareholder value in the near term.”

Discussion of Financial Results
Net income was $2.9 million, or $0.34 per diluted share, for the first quarter of 2018 compared to $1.9 million, or $0.23 per diluted share, for the first quarter of 2017. Merger expenses of $164,000, related to the merger of NJCB with and into the Bank, were incurred in the first quarter of 2018. These expenses, which are not tax deductible, reduced net income after tax by $164,000 and diluted earnings per share by

$0.02. Net interest income increased $1.5 million in the first quarter of 2018 compared to the first quarter of 2017, which was driven by the increase in loans over the last twelve months. Gains from the sale of loans for the first quarter of 2018 declined $440,000 compared to the first quarter of 2017 due to lower sales of residential mortgages in the first quarter of 2018. Non-interest expenses were $7.6 million for the first quarter of 2018 and were relatively unchanged from the first quarter of 2017.

As a result of the enactment of the Tax Cuts and Jobs Act (“Tax Act”) on December 22, 2017, which reduced the maximum federal corporate income tax rate from 35% to 21% effective January 1, 2018, the Company’s effective tax rate for the first quarter of 2018 was 22.8% compared to 30.4% in the first quarter of 2017. If the effective tax rate for the first quarter of 2018 had been the same as the effective tax rate in the first quarter of 2017, income tax expense would have been approximately $282,000 higher.

Net interest income was $9.7 million for the quarter ended March 31, 2018 and increased $1.5 million compared to net interest income of $8.2 million for the first quarter of 2017. Total interest income was $11.1 million for the three months ended March 31, 2018 compared to $9.5 million for the three months ended March 31, 2017 and increased primarily due to a net increase of $77.6 million in average loans, reflecting growth primarily of commercial real estate and construction loans, which was partially offset by declines in the average balances of mortgage warehouse and commercial business loans. Average interest-earning assets were $1.0 billion with a tax-equivalent yield of 4.46% for the first quarter of 2018 compared to $941.8 million with a tax-equivalent yield of 4.14% for the first quarter of 2017. The 75 basis point increase in the Federal Reserve’s targeted federal funds rate and the corresponding increase in the Bank’s Prime Rate since March 2017 had a positive effect on the yields of construction, commercial business and warehouse loans with variable interest rate terms in the first quarter of 2018. The yield on commercial real estate loans declined due to the continued low interest rate environment as new commercial real estate loans were originated at yields lower than the average yield on commercial real estate loans in the prior year period.
Interest expense on average interest bearing-liabilities was $1.4 million, with an interest cost of 0.74%, for the first quarter of 2018 compared to $1.3 million, with an interest cost of 0.73%, for the first quarter of 2017. The $87,000 increase in interest expense on interest-bearing liabilities for the first quarter of 2018 reflected primarily higher market interest rates in the first quarter of 2018 compared to the first quarter of 2017. The change in the mix of deposits partially offset the effect of the higher interest rate environment as the average balance of lower interest cost NOW accounts increased and the average balance of higher interest cost certificates of deposit and borrowings declined in the first quarter of 2018 compared to the first quarter of 2017.
The net tax-equivalent interest margin increased to 3.95% for the first quarter of 2018 compared to 3.63% for the first quarter of 2017 due primarily to the higher tax-equivalent yield on average interest-earning assets. The higher yield earned on average interest-earning assets reflected the growth of loans, the increase in loans as a percentage of earning assets and the higher interest rate environment in the first quarter of 2018 compared to the first quarter of 2017.
The Company recorded a provision for loan losses of $225,000 for the first quarter of 2018 compared to a provision for loan losses of $150,000 for the first quarter of 2017. At March 31, 2018, total loans were $776.7 million and the allowance for loan losses was $8.3 million, or 1.07% of total loans, compared to total loans of $676.4 million and an allowance for loan losses of $7.6 million, or 1.12% of total loans, at March 31, 2017. The increase in the allowance for loan losses at March 31, 2018 was due primarily to the increase in loans from March 31, 2017 to March 31, 2018. Management believes that the current economic conditions in New Jersey and the current operating conditions for the Bank are generally positive, which were considered in management's evaluation of the adequacy of the allowance for loan losses.

Non-interest income was $1.9 million for the first quarter of 2018, which was a decrease of $528,000, compared to $2.4 million for the first quarter of 2017. This decrease was due primarily to a decrease of $440,000 in gains on sales of loans and a decrease of $100,000 in gains from the sale or call of investment securities. In the first quarter of 2018, $4.3 million of SBA loans were sold and gains of $451,000 were recorded compared to $3.9 million of SBA loans sold and gains of $335,000 recorded in the first quarter of 2017. SBA loans sold in the first quarter of 2018 included approximately $2.0 million of loans that were held for sale at December 31, 2017 but were not sold in 2017 due to income tax planning considerations. SBA guaranteed commercial lending activity and loan sales vary from period to period. In the first quarter of 2018, $23.5 million of residential mortgages were sold and $698,000 of gains were recorded compared to $38.4 million of residential mortgage loans sold and $1.3 million of gains recorded in the first quarter of 2017. The lower amounts of loans sold and gains recorded in the first quarter of 2018 were due primarily to a decrease in residential mortgage loans held for sale at December 31, 2017 compared to December 31, 2016. Residential mortgage interest rates were higher in the first quarter of 2018 compared to the first quarter of 2017 and may affect the volume of residential lending activity in future periods if the residential mortgage interest rates remain at these higher levels or increase further.
Non-interest expenses were $7.6 million for the first quarter of 2018 and were relatively unchanged from the first quarter of 2017. Salaries and employee benefits expense increased $237,000, or 5.3%, in 2018 due primarily to merit increases and increases in employee benefits expenses. Occupancy costs decreased $26,000 due primarily to the closing of one branch office and one mortgage office at the end of the first quarter of 2017. Data processing expenses of $309,000 were relatively unchanged for the first quarter of 2018 compared to $318,000 for the first quarter of 2017. FDIC insurance expense increased $50,000, or 62.5%, due primarily to the increase in loans and assets. Other operating expenses were $425,000 lower in the first quarter of 2018 compared to the first quarter of 2017, as the prior year period included the write-off of excess deferred loan origination costs.
Income tax expense was $841,000 for the first quarter of 2018, resulting in an effective tax rate of 22.8% compared to income tax expense of $852,000, which resulted in an effective tax rate of 30.4% for the first quarter of 2017. The decline in the effective tax rate for the first quarter of 2018 was due principally to the enactment of the Tax Act, which reduced the maximum federal corporate income tax rate from 35% to 21% effective January 1, 2018.
At March 31, 2018, the allowance for loan losses was $8.3 million compared to $8.0 million at December 31, 2017. As a percentage of total loans, the allowance was 1.07% at March 31, 2018 compared to 1.01% at December 31, 2017.
Total assets decreased $18.9 million to $1.06 billion at March 31, 2018 from $1.08 billion at December 31, 2017 due primarily to a $13.2 million decrease in total loans. In general, the reduction in assets and the $30.9 million decrease in deposits resulted in a $9.3 million increase in short-term borrowings. Total portfolio loans at March 31, 2018 were $776.7 million compared to $789.9 million at December 31, 2017. The decrease in loans was due, in part, to a decrease of $26.7 million in mortgage warehouse loans, which was offset by a $27.1 million increase in commercial real estate loans. Construction loans declined $12.7 million due primarily to the completion of projects, the pay-off of the loans or the permanent funding of the loans and the transfer of the loans to commercial real estate loans. The decline in mortgage warehouse loans reflects the seasonal nature of residential lending in the Bank’s markets, which generally experience lower home purchase activity during the winter months as compared to other periods during the year.

Total deposits declined $30.9 million to $891.1 million at March 31, 2018 from $922.0 million at December 31, 2017. The decline in deposits reflected primarily an outflow of $21.1 million of interest bearing demand accounts, a $3.7 million reduction of non-interest bearing demand accounts and a $9.5 million reduction of certificates of deposit, which were partially offset by an increase of $3.4 million of savings account. The decline in interest bearing demand accounts was due in part to a net outflow of $14.6 million of municipal deposits. As a result of the Tax Act, a number of the Bank’s municipal customers experienced significant advanced payments in December 2017 for real estate taxes that are due in 2018. This was due to income tax planning considerations by individuals. As the Bank’s municipal customers expended these additional funds in the first quarter of 2018, their deposit balances declined from the levels at December 31, 2017. Management estimates that there were approximately $40 million of municipal deposits, primarily interest bearing demand accounts and savings accounts, at March 31, 2018 that are likely to flow out of the Bank during the second and third quarters of 2018 as the municipal customers expend these additional funds. Management believes that the Bank’s liquidity resources are adequate to meet this projected outflow of deposits during this period. The balance of the outflow of interest bearing demand accounts and the outflow of non-interest bearing demand accounts was due to the routine inflow and outflow of customers’ funds. The decrease in certificates of deposit includes the maturity and non-renewal of $7.2 million of deposits originated through a deposit listing service.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s common equity Tier 1 to risk based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.70%, 13.45%, 12.58% and 11.49%, respectively, at March 31, 2018. The Bank’s common equity Tier 1, total risk-based capital, Tier 1 capital and leverage ratios were 12.28%, 13.15%, 12.28% and 11.21%, respectively, at March 31, 2018. The Company and the Bank are considered “well capitalized” under these capital standards.
Asset Quality

Non-accrual loans were $7.7 million at March 31, 2018 compared to $7.1 million at December 31, 2017. During the first quarter of 2018, $241,000 of non-performing loans were resolved and $860,000 of loans were placed on non-accrual. The new non-accrual loans were comprised of one residential mortgage and two home equity loans. In the first quarter of 2017, the Bank was notified that a shared national credit syndicated loan in which it was a participant in a $4.3 million facility had further deteriorated. As of the date of notification, the Bank downgraded the loan, which had a balance of $4.0 million at that time, and placed it on non-accrual. In the first quarter of 2018, the Bank was notified by Federal bank regulators that this loan had been upgraded from doubtful to substandard. The balance of the loan was $3.0 million at March 31, 2018.

Net loan recoveries were $59,000 for the first quarter of 2018. The allowance for loan losses was 107% of non-performing loans at March 31, 2018 compared to 113% of non-performing loans at December 31, 2017.

Overall, management observed generally stable loan quality, with non-performing loans to total loans of 1.0% and non-performing assets to total assets of 0.73% at March 31, 2018 compared to nonperforming loans to total loans of 0.90% and non-performing assets to total assets of 0.66% at December 31, 2017.

There was no OREO at March 31, 2018 and December 31, 2017.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 20 branch banking offices in Cranbury (2), Asbury Park, Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Little Silver, Neptune, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, and Shrewsbury, New Jersey.
1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies, management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions and statements about the benefits of the merger of New Jersey Community Bank with and into 1ST Constitution Bank (the “Merger”), including future financial and operating results, and the combined entity’s plans, objectives, expectations and intentions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers, including issues related to compliance with anti-money laundering and bank secrecy act laws, the inability to realize expected cost savings and synergies from the Merger in the amounts or in the timeframe anticipated, and the inability to retain New Jersey Community Bank’s customers and employees, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.
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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2018	2017
Per Common Share Data:
Earnings per common share:
Basic	$0.35	$0.24
Diluted	0.34	0.23
Tangible book value per common share at the period-end	12.43	11.69
Book value per common share at the period-end	13.96	13.28
Average common shares outstanding:
Basic	8,111,490	8,026,037
Diluted	8,386,751	8,304,589
Shares Outstanding at end of period	8,112,292	8,027,342
Performance Ratios/Data:
Return on average assets	1.09%	0.79%
Return on average equity	10.09%	7.49%
Net interest income (tax-equivalent basis) [1]	$9,815	$8,459
Net interest margin (tax-equivalent basis) [2]	3.95%	3.63%
Efficiency ratio (tax-equivalent basis) [3]	65.34%	70.42%

	March 31,	December 31,
Loan Portfolio Composition:	2018	2017
Commercial real estate	$336,062	$308,924
Mortgage warehouse lines	162,729	189,412
Construction loans	123,701	136,412
Commercial business	91,797	92,906
Residential real estate	41,624	40,494
Loans to individuals	19,589	21,025
Other loans	661	183
Gross loans	776,163	789,356
Deferred costs, net	498	550
Total loans	$776,661	$789,906
Asset Quality Data:
Loans past due over 90 days and still accruing	—	—
Non-accrual loans	7,733	7,114
Total non-performing assets	$7,733	$7,114

Net recoveries	$59	$62
Allowance for loan losses to total loans	1.07%	1.01%
Allowance for loan losses to non-performing loans	107.29%	112.64%
Non-performing loans to total loans	1.00%	0.90%
Non-performing assets to total assets	0.73%	0.66%
Capital Ratios:
1ST Constitution Bancorp
Common equity to risk weighted assets ("CET 1")	10.70%	10.19%
Total capital to risk weighted assets	13.45%	12.84%
Tier 1 capital to risk weighted assets	12.58%	12.02%
Tier 1 capital to average assets (leverage ratio)	11.49%	11.23%
1ST Constitution Bank
Common equity to risk weighted assets ("CET 1")	12.28%	11.74%
Total capital to risk weighted assets	13.15%	12.55%
Tier 1 capital to risk weighted assets	12.28%	11.74%
Tier 1 capital to average assets (leverage ratio)	11.21%	10.96%

1The tax equivalent adjustment was $136 and $265 for the three months ended March 31, 2018 and March 31, 2017, respectively.
2Represents net interest income on a taxable equivalent basis as a percent of average interest-earning assets.
3Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31, 2018	December 31, 2017
Assets
Cash and due from banks	$6,929	$5,037
Interest-earning deposits	9,066	13,717
Total cash and cash equivalents	15,995	18,754
Investment securities
Available for sale, at fair value	112,495	105,458
Held to maturity (fair value of $103,351 and $111,865 at March 31, 2018 and December 31, 2017, respectively)	103,313	110,267
Total securities	215,808	215,725

Loans held for sale	1,919	4,254
Loans	776,661	789,906
Less: allowance for loan losses	(8,297)	(8,013)
Net loans	768,364	781,893
Premises and equipment, net	10,591	10,705
Accrued interest receivable	3,201	3,478
Bank owned life insurance	24,272	25,051
Goodwill and intangible assets	12,404	12,496
Other assets	7,856	6,918
Total assets	$1,060,410	$1,079,274
Liabilities and shareholders' equity
Liabilities
Deposits
Non-interest bearing	$192,771	$196,509
Interest bearing	698,315	725,497
Total deposits	891,086	922,006

Overnight borrowings	29,825	20,500
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	775	804
Accrued expense and other liabilities	6,933	5,754
Total liabilities	947,176	967,621
Shareholders' equity
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 8,145,590 and 8,116,201 shares issued and 8,112,292 and 8,082,903 shares outstanding as of March 31, 2018 and December 31, 2017, respectively	73,192	72,935
Retained earnings	42,190	39,822
Treasury stock, 33,298 shares at March 31, 2018 and December 31, 2017	(368)	(368)
Accumulated other comprehensive loss	(1,780)	(736)
Total shareholders' equity	113,234	111,653
Total liabilities and shareholders' equity	$1,060,410	$1,079,274

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2,017
Interest income
Loans, including fees	$9,536	$8,043
Securities:
Taxable	866	815
Tax-exempt	515	553
Federal funds sold and short-term investments	138	72
Total interest income	11,055	9,483
Interest expense
Deposits	1,219	1,043
Borrowings	7	127
Redeemable subordinated debentures	150	119
Total interest expense	1,376	1,289
Net interest income	9,679	8,194
Provision for loan losses	225	150
Net interest income after provision for loan losses	9,454	8,044
Non-interest income
Service charges on deposit accounts	150	154
Gain on sales of loans	1,149	1,589
Income on bank-owned life insurance	114	130
Gain on sales of securities	6	106
Other income	466	434
Total non-interest income	1,885	2,413
Non-interest expense
Salaries and employee benefits	4,738	4,501
Occupancy expense	812	838
Data processing expenses	309	318
FDIC insurance expense	130	80
Merger-related expenses	164	—
Other operating expenses	1,492	1,919
Total non-interest expenses	7,645	7,656
Income before income taxes	3,694	2,801
Income taxes	841	852
Net Income	$2,853	$1,949
Net income per common share
Basic	$0.35	$0.24
Diluted	0.34	0.23
Weighted average shares outstanding
Basic	8,111,490	8,026,037
Diluted	8,386,751	8,304,589

1ST Constitution Bancorp
Net Interest Margin
(Dollars in thousands)
(Unaudited)

	Three months ended March 31, 2018			Three months ended March 31, 2017
	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield
Assets
Interest earning assets:
Federal funds sold/short term investments	$40,588	$138	1.38%	$40,048	$72	0.73%
Investment securities:
Taxable	137,378	866,000	2.52	137,795	815	2.37
Tax-exempt (4)	80,502	651,000	3.23	94,635	818	3.46
Total	217,880	1,517	2.79	232,430	1,633	2.81
Loans (1):
Commercial real estate	322,192	3,638,000	4.52	250,441	2,898	4.63
Mortgage warehouse lines	136,558	1,756,000	5.14	151,937	1,810	4.77
Construction	128,955	1,963,000	6.09	99,221	1,320	5.32
Commercial business	93,088	1,493,000	6.44	95,040	1,235	5.22
Residential real estate	40,869	440,000	4.31	42,700	434	4.07
Loans to individuals	20,468	199,000	3.94	22,439	245	4.43
Loans held for sale	3,573	37,000	4.14	5,224	89	6.81
Other	1,214	10,000	3.29	2,288	12	2.10
Total	746,917	9,536	5.11	669,290	8,043	4.81
Total interest earning assets	1,005,385	11,191	4.46%	941,768	9,748	4.14%
Non-interest earning assets:
Allowance for loan losses	(8,106)			(7,549)
Cash and due from bank	5,341			5,354
Other assets	57,074			58,203
Total non-interest earning assets	54,309			56,008
Total assets	$1,059,694			$997,776
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$371,877	$432	0.47%	$320,575	$317	0.40%
Savings accounts	223,687	347	0.63%	212,196	322	0.62
Certificates of deposit	135,307	440	1.32%	142,481	404	1.15
Other borrowed funds	1,650	7	1.72%	21,517	127	2.39
Trust preferred securities	18,557	150	3.23%	18,557	119	2.57
Total interest-bearing liabilities	751,078	1,376	0.74%	715,326	1,289	0.73%
Non-interest earning liabilities:
Demand deposits	188,611			169,771
Other liabilities	8,159			7,111
Total non-interest bearing liabilities	196,770			176,882
Shareholders' equity	111,846			105,568
Total liabilities and shareholders' equity	$1,059,694			$997,776
Net interest spread (2)			3.72%			3.41%
Net interest margin (3)		9,815	3.95%		8,459	3.63%
Adjustment for tax-exempt interest		136			265
Net interest income		$9,679			$8,194

(1)
Amortization of deferred loan origination fees and costs are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest-earning assets.

(4)	Tax-equivalent basis.